AMENDMENT TO ACORN ENERGY, INC.

2006 STOCK INCENTIVE PLAN

July 25, 2011

On July 25, 2011, the Board of Directors of Acorn Energy, Inc. amended the Acorn Energy, Inc. 2006 Stock Inventive Plan (as amended and restated effective June 10, 2010, the “Plan”).

1.    Pursuant to the Board's action, “ARTICLE 2-- Definitions” has been amended to include a new Section 2.21.1 which has been inserted between Section 2.21 and Section 2.22 as follows:

2.21.1    “Net Exercise” shall mean a method for settling Options whereby upon exercise of an Option (or portion thereof) the Participant makes no payment and receives Shares with an aggregate FMV equal to the difference between the aggregate FMV of the Shares issuable upon exercise of the Option (or portion thereof) if exercised for cash and the aggregate exercise price of the Option (or portion thereof).

2.    Pursuant to the Board's action, “Section 6.6--Payment” has been amended to include a new fifth and final paragraph as follows:

Notwithstanding anything to the contrary set forth herein, in the event that a Participant has not fully exercised an Option at the end of the term of such Option and the exercise price of the Option is less than the Fair Market Value of the Shares, the entire outstanding Option shall automatically be deemed exercised and settled on the expiration date by Net Exercise with no further action by the Participant.

3.    Except as provided for herein, the Plan remains unchanged and in full force and effect.